Exhibit 99.1

  GREAT WESTERN LAND & RECREATION REPORTS SECOND QUARTER AND SIX-MONTH RESULTS

    --  Land and Lot Sales Increase 24 Percent

    --  Laguna Project Sold

    --  EPS of Two Cents

SCOTTSDALE, Ariz., May 17 /PRNewswire-FirstCall/ -- Great Western Land & Recreation, Inc. (OTC Bulletin Board: GWES) a real estate developer with approximately 10,000 acres of urban and ranch land in various stages of development in the Southwest today reported second-quarter net income of $528,305, or 2 cents per share, compared with a net loss of $212,640, or a loss of 1 cent per share, in the same period a year earlier. Results for the current quarter include a gain of $878,148 related to the previously announced sale of its investment in the Laguna at Arrowhead Ranch Apartments in Phoenix, Arizona.

For the six months ended March 31, 2005 the company reported net income of $448,105, or 2 cents per share, compared with a net loss of $584,795, or a loss of 3 cents per share, in the first six months of fiscal 2004. Results for the six months also reflect the sale of the Laguna at Arrowhead Ranch Apartment project.

Real estate sales for the quarter were $646,493, an increase of 24.1 percent over $520,747 reported in the comparable quarter a year ago. For the first six months of fiscal 2005 real estate sales were $1,553,868 vs. $809,623 for the comparable period a year ago, an increase of 92 percent.

"Several factors contributed to our improved results in the second quarter," said Jay N. Torok, chairman and chief executive officer. "We experienced increases in sales of residential lots due to the bulk sale of the remaining lots at our Coventry subdivision in Houston. We also saw an increase in sales of our Glendale Springs condominiums. Sales of the condominium units in Glendale have been so successful that all six buildings in Phase one of the project have been sold, while only one building has been completed. In addition, Arizona ranch land prices are now at a level that is twice that of a year ago. As a new section of the ranch is opened, up to $5 million will be spent on improvements, including a paved air strip, a bed and breakfast, a fire station and electrical service.

"In the second quarter, we realized a significant gain on the sale of an approximately 25 percent interest in the Laguna at Arrowhead Ranch apartment complex," Torok continued.

"We expect the second half of fiscal 2005 to be stronger as sales at Glendale Springs continue throughout the remainder of the year and our Woodland Court project in College Station, Texas begins contributing revenue since sales of the units have just started. In addition, as selling prices of our Arizona ranch land improve, and as new homes are constructed on the Trout Creek Estates section of the ranch, revenue and profits should improve. Later in the year, we anticipate that our two new residential developments in the Houston metropolitan area, Mallard crossing, and Westchester Lakes, will also begin generating revenue. Mallard Crossing is a 480 acre mixed use development in a prime Houston location and Westchester Lakes is our 200 acre, 450 lot development, also in Houston, featuring many lake frontage lots," Torok noted.

Gross margins in the second quarter declined in comparison to the same period last year. The decline is due principally to losses we will incur on the first few condominiums sold at Glendale Springs resulting from higher costs incurred on the first building of that project, combined with the discount offered on the bulk sale of the remaining lots at the Coventry subdivision. These same factors also caused a decline in gross margin for the six-month period compared with the prior year.

Great Western said operating, selling general and administrative expenses in the second quarter increased 23 percent to $500,554 from $406,903 last year. Higher staffing levels and salary increases, along with corresponding increases in payroll taxes were primarily responsible for the increase. For the six-month period of 2005, these expenses rose 17.5 percent to $967,209 from $823,065 in the first six months of 2004. Increases in salary and payroll tax expenses were partially offset by overall declines in all other operating expenses.

Interest expense declined in the first quarter of 2005 to $93,908 from $114,307 in the same period a year earlier as a result of the extinguishment of substantially all of the debt related to the Willow Springs Ranch. Similarly, interest expense for the first six months of 2005 declined to $174,170, from $211,739 in the comparable period a year earlier.

On February 10, 2005 Great Western sold its interest in Summer Park, a government-subsidized project in Stafford, Texas. The operations of Summer Park during the portion of the second quarter prior to the sale are reflected on the company's Statement of Operations as a loss from discontinued operations. The amount of the loss in the second quarter was $15,441 vs. $27,273 in the same period the prior year. For the six-month period of 2005 the loss from discontinued operations amounted to $84, 211 vs. $43,979 in the first six months of 2004.

Great Western Land & Recreation, Inc. acquires, develops, markets, sells and finances single family, multi-family and recreational property in the southwestern United States. Great Western has recently completed several projects and is launching additional major residential and mixed-use developments in two of the nation's fastest growing major metropolitan areas:
Houston and Phoenix. Great Western's common stock is quoted on the Over-The-Counter Bulletin Board under ticker symbol GWES. Additional information is available at http://www.gwland.com or http://www.tirc.com/invest/Great_Western .

This news release may contain certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as "may," "believes," "plans," "will," "anticipates," "estimates," "expects," or "intends" or by discussions of strategy, plans or intentions. All forward-looking statements in this news release, including statements regarding sales, new projects and financing of capital expenditures, are made based on the company's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, competitive factors, real estate market conditions, changing demographic conditions, adverse weather conditions and natural disasters, delays in construction schedules, the availability of qualified third-party contractors, cost overruns, changes in government regulations or requirements, increases in real estate taxes and other local government fees, the company's ability to locate new projects and to finance the acquisition and development of these projects on acceptable terms, changes in interest rates, the unpredictability of the timing of real estate sales and the cost of land, materials and labor. Additional information is included in the company's filings with the Securities and Exchange Commission, and can be found at http://www.sec.gov/edgar . Great Western Land and Recreation assumes no obligation to update any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of this news release.

                     GREAT WESTERN LAND AND RECREATION, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                           Three months ended             Six months ended
                                               March 31,                     March 31,
                                      ---------------------------   ---------------------------
                                          2005           2004           2005           2004
                                      ------------   ------------   ------------   ------------
Real estate sales                     $    646,493   $    520,747   $  1,553,868   $    809,623
Cost of real estate sales                  415,631        215,313        834,844        358,617

Gross profit on real
 estate sales                              230,862        305,434        719,024        451,006

Operating, selling,
 general and
 administrative expense                    500,554        406,903        967,209        823,065

Loss from operations                      (269,692)      (101,469)      (248,185)      (372,059)
Other income (expense)
  Interest expense                         (93,908)      (114,307)      (174,170)      (211,739)
  Interest income                            8,985          2,298         17,309          4,397
  Sale of investment in
   Laguna at Arrowhead
   Apartments, LLC                         878,148              -        878,148              -
  Other income                              20,213         28,111         59,214         38,585

                                           813,438        (83,898)       780,501       (168,757)

Income (loss) from
 continuing operations                     543,746       (185,367)       532,316       (540,816)

Loss from discontinued
 operations                                (15,441)       (27,273)       (84,211)       (43,979)

Net income (loss)                          528,305       (212,640)       448,105       (584,795)

Less: Preferred stock
 dividends applicable to
 the period                                (25,036)       (11,815)       (41,466)       (23,630)

Net income (loss) availible
 for common stock                     $    503,269   $   (224,455)  $    406,639   $   (608,425)

Basic and diluted income
 (loss) per common and
  common equivalent share

Income (loss) from
 continuing operations                $       0.02   $      (0.01)  $       0.02   $      (0.03)
Income (loss) from
 discontinued operations                         -              -              -              -
Net income (loss) per
 common and common
 equivalent share                     $       0.02   $      (0.01)  $       0.02   $      (0.03)

Weighted average common
 and common equivalent
 shares outstanding
  Basic                                 21,184,862     20,885,399     21,141,548     20,868,915
  Diluted                               25,193,012     20,885,399     23,904,095     20,868,915

                     GREAT WESTERN LAND AND RECREATION, INC.
                           CONSOLIDATED BALANCE SHEET

                                                            March 31,
                                                              2005
                                                          ------------
                                                           (unaudited)
ASSETS
  Cash and cash equivalents                               $    417,562
  Notes receivable                                             725,148
  Land held for development and sale                        13,261,141
  Receivable from related entities                              26,907
  Property and equipment, net of
   accumulated depreciation of $84,973                         129,980
  Other                                                        532,691
                                                          $ 15,093,429

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Notes payable                                         $  6,560,368
    Subordinated debt                                        3,504,329
    Payable to related entities                                949,059
    Accounts payable and other accrued liabilities             601,592
      Total liabilities                                     11,615,348

  Minority interest                                             34,503

  Stockholders' equity
    Preferred stock, $0.001 par value;
     10,000,000 shares authorized; 27,069
     shares issued and outstanding; 20,000
     additional shares issued, held by a
     subsidiary and reported as Treasury
     shares; liquidation value - $1,987,900                  1,833,753
    Common stock, $0.001 par value;
     45,000,000 shares authorized;
     21,265,973 shares issued and outstanding                   21,265
    Additional paid-in capital                               2,583,843
    Accumulated other comprehensive loss                          (733)
    Accumulated deficit                                       (994,550)
      Total stockholders' equity                             3,443,578
                                                          $ 15,093,429

SOURCE  Great Western Land & Recreation, Inc.
    -0-                             05/17/2005
    /CONTACT: Jay N. Torok, Chairman and CEO of Great Western Land and Recreation, +1-480-949-6007; or Mike Arneth or Brien Gately, both of The Investor Relations Co., +1-847-296-4200/
    /Web site:  http://www.tirc.com/invest/Great_Western
                http://www.gwland.com /